Exhibit 10.203

MEMORANDUM OF UNDERSTANDING

THIS MEMORANDUM OF UNDERSTANDING is made as of October 10, 2011 by and between Calypte Biomedical Corporation, a Delaware corporation (the "Company"), and David Khidasheli("Mr. Khidasheli").

A.
The Company has informed Mr. Khidasheli of the critical situation it currently faces and that, if it is unable to obtain additional funding very soon, it will have no other alternative but to file a voluntary petition for the liquidation of the Company under the United States bankruptcy laws.

B.
Mr. Khidasheli has offered funding needed to complete the FDA Approval procedures for thenew Product "AWARE-2", as of October 10, 2011, and through the calendar year 2012, the Company needs additional investment of at least $1,000,000 USD. Mr. Khidasheli has offered to invest, and potentially to cause other new investors to invest, in the Company, assuming the Company follows the agree budget plan. As per documents provided to Mr. Khidasheli, the main issue is the completion of the FDA Approval for the new product "AWARE-2".

C.
The Company and Mr. Khidasheli are parties to certain Subscription Agreement dated asOctober 10, 2011 (the "Purchase Agreement") pursuant to which Mr. Khidasheli purchased shares of common stock of the Company and Series A warrant, as subsequently amended, and a series B warrant, as subsequently amended (collectively, the "Warrants"), to purchase additional shares of common stock at a price of $.03 per share.

D.
Mr. Khidasheli has offered to invest up to an additional $1,000,000 USD in the Companyaccording to a mutually agreed financial plan and may attempt to caused additional investors to invest, up to $4,000,000 in agreeable terms;

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Mr. Khidasheli agree as follows;

1.
Mr. Khidasheli will invest an aggregate amount up to $1,000,000 USD (the "Investment Amount') into the Company by investing, or causing other investors to invest, the balance of the Investment Amount, beginning with the first cash infusion of 50,000 USD on October 10th 2011. .

2.	The schedule of the cash infusion will be set within 30 days from the date of signing thisMOU.

3.	All payments of the Investment Amount will be made by wire transfer of immediatelyavailable funds to the following account:

Pay to:	FC-Silicon Valley Bank
3003 Tasman Drive
Santa Clara, CA 95054, USA

For Credit of:	Calypte Biomedical Corporation

4.
Mr. Khidasheli has received from the Company such information concerning its operation,financial condition, including, without limitation and other matters as Mr. Khidasheli has requested, and considered all factors Mr. Khidasheli deems material in deciding on the advisability of entering into this Agreement. Mr. Khidasheli acknowledges that he has had an opportunity to discuss the business and affairs of the Company with its officers and directors. Mr. Khidasheli further acknowledges that he has had access to information about the Company that he has requested. Mr. Khidasheli acknowledges that he has knowledge and experience in financial and business matters such that he is capable of evaluating the risks of the transactions contemplated by this Agreement.

IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Memorandum of Understanding to be duly executed and delivered as of the date first above written.

David Khidasheli	CALYPTE BIOMEDICAL CORPORATION

By: /s/ David Khidasheli	By: /s/ Adel Karas